NEUBERGER BERMAN EQUITY TRUST
                                  ADMINISTRATION AGREEMENT

                                         SCHEDULE A


SERIES                                          DATE MADE PARTY TO AGREEMENT
------                                          ----------------------------


Neuberger Berman Focus Trust                          August 3, 1993

Neuberger Berman Guardian Trust                       August 3, 1993

Neuberger Berman Manhattan Trust                      August 3, 1993

Neuberger Berman Partners Trust                       August 3, 1993

Neuberger Berman Genesis Trust                        August 3, 1993

Neuberger Berman International Trust                  August 30, 1997

Neuberger Berman Millennium Trust                     October 19, 1998

Neuberger Berman Regency  Trust                       April 30, 1999

Neuberger Berman Socially Responsive Trust            December 1, 1999

Neuberger Berman Century Trust                        November 17, 1999